Exhibit  10.1
May 12, 2005
John J. Marcello
Managing Director
MECAR, S.A.
Rue Grinfaux, 50
B-7181 Petit-Roeulx-lez-Nivelles
Belgium
Dear John:
     On behalf of the Board of Directors (the “Board”) of The Allied Defense Group, Inc. (the “Company”), I am very pleased to offer you the position of President and Chief Executive Officer of the Company. This letter agreement clarifies and confirms the terms of your employment with the Company.
1. POSITIONS; START DATE
     As President and Chief Executive Officer of the Company, you shall have the duties and responsibilities customarily associated with such position and such duties as may be assigned to you by the Board. Your office will be at the Company’s headquarters, located at 8000 Towers Crescent Drive, Suite 260, Vienna, Virginia 22182. You agree not to actively engage in any other employment, occupation or consulting activity that conflicts with the interests of the Company. Unless we mutually agree otherwise, you will assume the office of President and Chief Executive Officer on June 17, 2005 immediately following the annual shareholders meeting (the “Start Date”).
2. SALARY
     Your salary will be $24,583.33 per month ($295,000 annualized), payable monthly in accordance with the Company’s standard payroll practice and subject to applicable withholding taxes. Because your position is exempt from overtime pay, your salary will compensate you for all hours worked. Your salary will be reviewed and effective annually by the Compensation Committee and any adjustments will be effective as of the date determined by the Compensation Committee.
3. STOCK AWARD
     As a one-time “signing bonus”, you will be granted a restricted stock award of 16,000 shares of Company common stock as of the Start Date. As will be set forth in a separate stock award agreement, the shares will vest ratably over a four (4) year period. In view of this restriction, the certificate evidencing the shares of Allied stock will be held in escrow by the Company pending release as the shares vest.

4. BONUS
     In addition to your salary, you will be eligible to earn an annual bonus of up to 50% of your base salary if you meet or exceed certain performance standards which will be mutually determined by you and the Chairman of the Board and approved by the Compensation Committee. The performance standards for 2005 will be mutually determined and approved within thirty (30) days of commencement of employment and prior to the beginning of each subsequent calendar year. You will be eligible for an annual bonus for any calendar year only if you remain employed with the Company as of December 31 of such calendar year. The bonus will be payable within ten (10) days of the public release by the Company of its financial results for the relevant calendar year.
5. BENEFITS
     You will also be entitled, during the term of your employment, to such employee benefits as the Company may offer from time to time, subject to applicable eligibility requirements. In addition, the Company shall pay or reimburse you up to $4,000 annually for premiums on additional life insurance as long as you are employed by the Company. You shall be entitled to designate the beneficiary of the policy.
6. TERMINATION OF EMPLOYMENT
     Your employment may be terminated at any time by you or by the Company with or without Cause without prior written notice. This at-will employment relationship cannot be changed except in a writing signed by the Chairman of the Compensation Committee. The following matters will provide the Company with justification to terminate your employment with “Cause”:
     (a) your conviction of any act by you of fraud or embezzlement;
     (b) your conviction of any felony involving an act of dishonesty, moral turpitude, deceit or fraud;
     (c) your conviction of any act of dishonesty or misconduct (whether in connection with your responsibilities as an employee of the Company or otherwise) that either materially impairs the Company’s business, goodwill or reputation or materially compromises your ability to represent the Company with the public; or
     (d) your material failure to perform your lawful duties to the Company after receiving written notice from the Board describing such failure in reasonable detail.
7. PAYMENTS UPON TERMINATION OF EMPLOYMENT
     The payments you will be entitled to receive from the Company upon termination of your employment will be as follows:

     (a) If you terminate your employment, or if the Company terminates your employment with or without Cause, the Company will pay you any accrued and unpaid compensation (subject to normal withholding and other deductions) to the effective date of termination of your employment.
     (b) In addition, if your employment is terminated by the Company without Cause or if you terminate your employment following (i) a material adverse alteration or diminution in the nature or status of your authority, duties or responsibilities from those in effect immediately prior to such change, (ii) a reduction in your title of President and Chief Executive Officer or (iii) a reduction in your base salary:
     (A) you will be entitled to aggregate severance payments equal to the sum of (x) your annual salary immediately prior to the termination and (y) the average annual bonus earned by you for the two (2) most recent annual periods; and
     (B) you will be entitled to receive medical, dental, vision, long-term care, life and long-term disability insurance coverage and your 401(k) entitlement for one (1) year following the termination at levels comparable to that provided immediately prior to your termination (all at the cost of the Company except for any contributions paid by you prior to the termination).
     (c) The aggregate severance payments set forth in paragraph 7(b)(A) above shall be payable in equal monthly installments over the one (1) year period; provided, however, that if such termination occurs within twelve (12) months following a Change of Control (as herein defined), the entire sum shall be payable, at your election, either in a lump sum within thirty (30) days of the date of employment termination or in periodic payments over a period not to exceed three (3) years.
     (d) You shall not be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to you under any provisions of this paragraph 7.
     (e) For purposes hereof, the term “Change of Control” means
     (A) the acquisition (other than by the Company) by any person, entity or “group” within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) (excluding, for this purpose, the Company or its subsidiaries or any employee benefit plan of the Company or its subsidiaries which acquires beneficial ownership of voting securities of the Company) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act), of 50% or more of either the then outstanding shares of common stock or the combined voting power of the Company’s then outstanding capital stock entitled to vote generally in the election of directors; or
     (B) individuals who, as of the date hereof, constitute the Board (as of the date hereof the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such person were a member of the Incumbent Board; or
     (C) approval by the shareholders of the Company of (x) a reorganization, merger, consolidation or share exchange, in each case, with respect to which persons who were the shareholders of the Company immediately prior to such reorganization, merger, consolidation or share exchange do not, immediately thereafter, own more than 50% of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged, consolidated or other surviving company’s then outstanding voting securities, (y) a liquidation or dissolution of the Company or (iii) the sale of all or substantially all of the assets of the Company.
     (f) If your employment with the Company is terminated by the Company without Cause or if you terminate your employment with the Company following (i) a material adverse alteration or diminution in the nature or status of your authority, duties or responsibilities from those in effect immediately prior to such change, (ii) a reduction in your title of President and Chief Executive Officer or (iii) a reduction in your base salary, any non-vested stock or stock option which is scheduled to vest within the next twelve (12) months will vest as of the date of the termination of your employment in an amount equal to the amount scheduled to vest as of said future date multiplied by a fraction, the numerator of which shall be the number of days of the then current period up to and including the date of termination and the denominator of which will be 365.
8. NON-COMPETITION
     For a one (1) year period from and after termination of your employment for any reason (except if such termination occurs within twelve (12) months following a Change of Control), you shall not engage, directly or indirectly, either on your own behalf or on behalf of any other person, firm, corporation or other entity, in any business competitive with any business of the Company (or any of its subsidiaries), in the geographic area or areas in which Company (or any of its subsidiaries) is conducting business at the time of termination of your employment, or own more than 5% of any such firm, corporation or other entity. Upon any violation of the foregoing sentence, you will forfeit any remaining amounts payable to you hereunder in addition to any other remedies available to the Company as a result of the violation.
9. CONFIDENTIALITY
     With your employment comes the responsibility that you will honor any confidentiality agreements you have signed with other entities. If you have any confidential information or trade secrets, written, or otherwise known by you, you agree not to bring them to the Company, and you agree not to use them in any way. You attest that you have not signed a “non-competition” agreement or any other agreement that would prohibit you from working here.

10. TRANSITION
     It is understood and agreed that you will need to spend substantial amounts of time during the balance of 2005 at our Belgian defense subsidiary, MECAR S.A., pending engagement of a replacement Managing Director. You will work cooperatively with the Company’s Chief Operating Officer during this period to insure that all necessary Chief Executive Officer functions are appropriately handled in your absence.
     The Company will honor and comply with its remaining tax gross-up and relocation obligations to you arising from your current employment agreement dated November 8, 2002, as amended. Also, the Company will work with you as you negotiate an early termination of the lease of your Belgian residence. For all other purposes, said agreement is terminated and replaced by this letter agreement.
11. ADDITIONAL PROVISIONS
     The terms described in this letter agreement will be the terms of your employment, and this letter supersedes any previous discussions or offers. Any additions or modifications of these terms would have to be in writing and signed by you and the Chairman of the Compensation Commission.
     The validity, interpretation, construction and performance of this letter agreement shall be governed by the laws of the State of Delaware (except their provisions governing the choice of law).
     If you agree that this letter agreement evidences our agreement concerning your employment with the Company, please indicate so by signing both copies of this letter retaining one for your files.
     We are very excited about you joining us. I look forward to a productive and mutually beneficial working relationship. Please let me know if I can answer any questions for you about any of the matters outlined in this letter agreement.
Sincerely,
J.H. Binford Peay, III,
Chairman of the Board
ACCEPTANCE
I accept employment with The Allied Defense Group, Inc. under the terms set forth in this letter agreement:

John J. Marcello

Allied/Peay ltr to Marcello 05-12-05

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